                                                                      EXHIBIT 99

                          [WILLBROS GROUP, INC. LOGO]


                                            CONTACT:  Michael W. Collier
                                                      Investor Relations Manager
NEWS RELEASE                                          Willbros USA, Inc.
---------------------                                 (713) 403- 8016
FOR IMMEDIATE RELEASE
---------------------                                 Jack Lascar
                                                      Partner
                                                      DRG&E / (713) 529-6600


                          WILLBROS REPORTS 2003 RESULTS

      o     FOURTH QUARTER 2003 EARNINGS PER SHARE REACHED $0.28

      o     BACKLOG REACHES $225 MILLION AT YEAR-END

HOUSTON - FEBRUARY 23, 2004 - Willbros Group, Inc. (NYSE:WG) today reported results for the fourth quarter and year-end 2003.

FOURTH QUARTER 2003

      Revenue for the fourth quarter of 2003 was $105.4 million compared to revenue of $136.4 million for the fourth quarter a year ago. The decline in revenue for the quarter was the result of lower engineering and construction activity partially offset by an increase in specialty services work. Engineering revenue for the fourth quarter decreased 86 percent to $5.0 million from $35.4 million for the same period last year. Construction revenue for the fourth quarter decreased 11 percent to $73.7 million from $83.2 million for the same period last year. Specialty services revenue for the quarter increased 50 percent to $26.7 million from $17.8 million in the fourth quarter of 2002.

      Net income for the fourth quarter 2003, was $6.0 million or $0.28 per diluted share, versus $9.6 million or $0.46 per diluted share in the fourth quarter last year. Diluted shares increased to 21.0 million from 20.7 million for the same period last year.

      The fourth quarter results include the impact of a final agreement on a portion of the Company's contract variations. This resolution positively impacted revenue, EBITDA and net income by $6.9 million, or $0.33 per diluted share. The Company expects to resolve its remaining claims for contract variations, which currently total over $30.0 million, although the timing and amount of potential future revenue recoveries remain uncertain.
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      EBITDA(1) for the fourth quarter of 2003 was $12.2 million compared to
$13.6 million in 2002. The $1.4 million decrease in EBITDA for 2003 from 2002 is primarily the result of lower revenue for the quarter.

      Excluding the positive impact of the contract variation booked in the quarter, fourth quarter results would have been a loss of ($0.05)(2) per share, an improvement over the Company's previous guidance of a loss of between ($0.06) and ($0.11) per share.

      Backlog(3) as of December 31, 2003 was $224.7 million, with an estimated imbedded margin of 29.6 percent, compared to $220.0 million at the end of the third quarter of 2003, with an estimated imbedded margin of 27.5 percent.

      Michael F. Curran, President and Chief Executive Officer, commented, "We are pleased that our results for the quarter came in better than expected but disappointed that 2003 was such a difficult year for the Company. Revenue levels and contract margins were negatively impacted by weak market conditions. We also experienced an unusually high level of political and weather disruptions that reduced margins. As we enter 2004, we believe we are emerging from the bottom of this business cycle and we are encouraged by the significant increase in the level of international bidding activity."

FULL YEAR 2003

      Revenue for 2003 decreased 28 percent to $418.7 million compared to $583.7 million during 2002, as a result of the weak North American market. During 2003, engineering services revenue decreased 80 percent to $36.2 million from $177.2 million in 2002. Construction revenue for 2003 decreased 15 percent to $293.7 million from $344.8 million during 2002. However, specialty services revenue for 2003 increased 44 percent to $88.8 million compared to $61.7 million during 2002. Revenue, EBITDA and net income for 2003 were positively impacted by the $6.9 million resolution related to contract variations discussed above.

      EBITDA in 2003 was $16.9 million compared to $60.1 million in 2002. The Company reported a net loss for 2003 of $3.2 million, or ($0.16) per share, compared to earnings of $29.7 million, or $1.59 per diluted share, during 2002. Weighted average diluted shares increased during 2003 to 20.7 million from 18.7 million in 2002.

      The decrease in our operating results for the year was led primarily by the weakness in the North American markets, as evidenced by the decline in engineering revenue and margin, by increased costs associated with the impact of weather and political unrest in both South America and West Africa and by costs related to unresolved contract variations.
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2003 HIGHLIGHTS

      The Chad Cameroon Pipeline project, with contract value of approximately $450 million, awarded to Willbros in joint venture with another international contractor in 2000, was completed on schedule in 2003 and is now transporting oil from Chad's Doba fields to Cameroon for export to world markets.

      The Explorer Pipeline Mainline Expansion project, a $100-plus million engineering, procurement and construction (EPC) assignment for the expansion of a major products pipeline in the Midwestern United States was completed in early 2003.

      The Transierra Pipeline project in Bolivia, with a contract value in excess of $50 million, begun in late 2001, was also completed in 2003. This major cross-country pipeline in the Southern Cone of South America marked Willbros' return to a market it first entered in the 1940's.

      During 2003, Willbros reestablished its mainline pipeline construction credentials in Canada through MSI, an acquisition made in 2001, which completed a 24-inch pipeline project for Syncrude. The oil sands region continues to attract capital investment and is expected to require new pipeline infrastructure to satisfy demand for fuel and to export synthetic crude from processed bitumen.

      During 2003, Willbros essentially completed the Opal Gas Processing plant. This new turbo-expander plant will process gas from fields operated by a unit of Shell in the Pinedale anticline. The Opal gas plant is expected to be commissioned and to generate revenue during the first quarter of 2004.

      "The Opal project exemplifies the breadth of experience and the financial strength which differentiate Willbros from its competitors, and is an example of the integrated resources of Willbros," stated Mr. Curran. "We expect this project to contribute $0.15 to $0.20 of earnings per share in 2004."

OUTLOOK

      The following outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein are set forth below and in Willbros' filings with the Securities and Exchange Commission.

      Warren L. Williams, Senior Vice President and Chief Financial Officer commented, "Based on current information, we expect our 2004 revenue to be in the range of $525 to $575 million and our earnings to be in the range of $0.65 to $0.90 per diluted share. The majority of the expected earnings improvement in 2004 is driven by a forecasted increase in project activity in our international markets, especially in West Africa. Because we expect our North American markets to strengthen late in 2004 and new West Africa work to start later this year, Willbros expects the first quarter of 2004 to
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be similar to the fourth quarter of 2003, excluding settlements of contract variations, with earnings for the year building in each subsequent quarter as new project work comes on line. Consequently we expect first quarter 2004 results to be a loss in the range of ($0.03) to ($0.07) per share."

      Michael Curran added, "While we are encouraged by early signs of recovery in the North American market, we expect our international work to be even more robust and to precede improvement in North America. Our current bids and estimate of prospects to be bid and awarded over the next twelve months total over $5.0 billion and at this point in time we are highly confident that we will be awarded approximately $400 million in new contracts in the next six months. In addition, we are starting to see an increase in activity in North America by several new owners of pipeline assets. We are well positioned in our markets and have the capacity to take on new work and execute it profitably."

CONFERENCE CALL

      Willbros has scheduled a conference call for Tuesday, February 24, 2004, at 9:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2211 at least ten minutes before the call begins and ask for the Willbros conference call. A replay of the conference call will be available through March 2, 2004. To access the replay, dial 303-590-3000 using the pass code of 568445.

      Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.willbros.com. To listen to the live call on the web, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live web cast, an archive will be available shortly after the call for a period of 12 months.

      Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

      (1) EBITDA is earnings before net interest, income taxes, depreciation and amortization. We use EBITDA as part of our overall assessment of financial performance by comparing EBITDA between accounting periods. We believe that EBITDA is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in businesses similar to ours. The calculation of EBITDA is detailed in the following table. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

      (2) This information is presented, and reconciled to GAAP measures of net income (loss) per share, because Management believes it is important to provide a comparison between current operating results on the same basis as previous guidance was provided. A reconciliation to net income (loss) per share can be found in the following table.

      (3) Backlog is anticipated contract revenue from executed contracts for which award is either in hand or assured.

         This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

                                (Table to Follow)
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                              WILLBROS GROUP, INC.

                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                        DECEMBER 31                           DECEMBER 31
                                                ---------------------------           ---------------------------
                                                  2003               2002               2003               2002
                                                --------           --------           --------           --------
Statement of Operations Data
----------------------------
  Contract revenue                              $  105.4           $  136.4           $  418.7           $  583.7
  Operating expenses:
    Contract cost                                   83.6              115.0              365.6              488.2
    Depreciation and amortization                    5.6                6.2               22.3               23.3
    General and administrative                       9.6                8.2               36.0               33.9
                                                --------           --------           --------           --------
  Operating income (loss)                            6.6                7.0               (5.2)              38.3
  Net interest expense                               (.1)               (.3)              (1.2)              (1.6)
  Other income (expense)                              --                 .4                (.2)              (1.5)
                                                --------           --------           --------           --------
  Income (loss) before income taxes                  6.5                7.1               (6.6)              35.2
  Provision (benefit) for income taxes                .5               (2.5)              (3.4)               5.5
                                                --------           --------           --------           --------
  Net income (loss)                             $    6.0           $    9.6           $   (3.2)          $   29.7
                                                ========           ========           ========           ========
  Earnings per share:
    Basic                                       $    .29           $    .47           $   (.16)          $   1.63
                                                ========           ========           ========           ========
    Diluted                                     $    .28           $    .46           $   (.16)          $   1.59
                                                ========           ========           ========           ========

Cash Flow Data
--------------
  Cash provided by (used in):
    Operating activities                        $    (.8)          $   16.6           $   (7.8)          $   28.9
    Investing activities                            (8.2)              (5.7)             (39.2)             (31.6)
    Financing activities                             9.8               (1.3)              18.5               32.9

Other Data
  Weighted average shares outstanding:
    Basic                                           20.7               20.6               20.7               18.3
    Diluted                                         21.0               20.7               20.7               18.7
  EBITDA                                        $   12.2           $   13.6           $   16.9           $   60.1
  Capital expenditures                               8.6                4.0               40.6               30.2

Balance Sheet Data                              12/31/03            9/30/03                              12/31/02
------------------                              --------            -------                              --------
  Cash and cash equivalents                     $   21.0           $   20.2                              $   49.5
  Working capital                                   90.1               79.6                                  90.9
  Total assets                                     311.4              291.2                                 298.2
  Total debt                                        18.3                9.4                                   1.2
  Stockholders' equity                             210.3              203.7                                 210.8

Backlog Data                                       224.7              220.0                                 216.0
------------


-----------------------------------------------------------------------------------------------------------------
                                                    THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                                        DECEMBER 31                           DECEMBER 31
                                                ---------------------------           ---------------------------
                                                  2003               2002               2003               2002
                                                --------           --------           --------           --------
Reconciliation of Non-GAAP Financial Measure
--------------------------------------------
    Net income (loss)                           $    6.0           $    9.6           $   (3.2)          $   29.7
    Interest - net                                    .1                 .3                1.2                1.6
    Income taxes                                      .5               (2.5)              (3.4)               5.5
    Depreciation and amortization                    5.6                6.2               22.3               23.3
                                                --------           --------           --------           --------
    EBITDA                                      $   12.2           $   13.6           $   16.9           $   60.1
                                                ========           ========           ========           ========

Effect of Contract Variance Settlement
--------------------------------------
  Net income (loss) before settlement           $   (0.9)          $    9.6           $  (10.1)          $   29.7
  Settlement                                         6.9                 --                6.9                 --
                                                --------           --------           --------           --------
  Net income (loss)                             $    6.0           $    9.6           $   (3.2)          $   29.7
                                                ========           ========           ========           ========

  Diluted earnings per share:
    Before settlement                           $   (.05)          $    .46           $   (.49)          $   1.59
    Effect of settlement                             .33                 --                .33                 --
                                                --------           --------           --------           --------
    Reported                                    $    .28           $    .46           $   (.16)          $   1.59
                                                ========           ========           ========           ========
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